       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1997
                                                 REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                              --------------------------

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                              --------------------------

                                    VERIFONE, INC.
                (Exact name of Registrant as specified in its charter)
             DELAWARE                                            99-0206064
   (State or other jurisdiction                              (I.R.S. Employer
 of incorporation or organization)                        Identification Number)

                              --------------------------

                            THREE LAGOON DRIVE, SUITE 400
                            REDWOOD CITY, CALIFORNIA 94065
                                    (415) 591-6500
                 (Address, including zip code, and telephone number,
          including area code, of Registrant's principal executive offices)

                              --------------------------

                                   HATIM A. TYABJI
             CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    VERIFONE, INC.
                            THREE LAGOON DRIVE, SUITE 400
                            REDWOOD CITY, CALIFORNIA 94065
                                    (415) 591-6500
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                              --------------------------

                                      COPIES TO:
           WILLIAM G. BARMEIER                  MICHAEL R. JACOBSON, ESQ.
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND        COOLEY GODWARD LLP
                SECRETARY                         3000 EL CAMINO REAL
            VERIFONE, INC.                     PALO ALTO, CALIFORNIA 94306
     THREE LAGOON DRIVE, SUITE 400                   (415) 843-5000
         REDWOOD CITY, CA  94065                    FAX (415) 857-0663
            (415) 591-6500
          FAX (415) 598-4516

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           CALCULATION OF REGISTRATION FEE

 ------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS OF      AMOUNT TO BE   PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
    SECURITIES TO BE REGISTERED    REGISTERED         PRICE PER SHARE(1)            OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
    Common Stock
    $0.01 par value. . . . . .    151,316 shares           $33.94                   $5,135,665                    $1,556.27
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the New York Stock Exchange on January 20, 1997.

                                ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED JANUARY 24, 1997

PROSPECTUS

                                    151,316 SHARES



                                    VERIFONE, INC.


                                     COMMON STOCK

                                 ___________________


    This Prospectus relates to 151,316 shares of VeriFone, Inc. ("VeriFone" or the "Company") Common Stock, par value $.01 (the "Common Stock"), which are being offered and sold by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the New York Stock Exchange or in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation to a particular broker-dealer may be in excess of customary commissions). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

    The Common Stock of the Company is quoted on the New York Stock Exchange under the symbol "VFI." The last reported sales price of the Company's Common Stock on the New York Stock Exchange on January 24, 1997 was $37.13 per share.

                                 ____________________

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 3
                                _____________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                     ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                          REPRESENTATION TO THE CONTRARY IS A
                                   CRIMINAL OFFENSE.


    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are estimated to be $30,000. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

    The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.


                                 _____________, 1997

                                 AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is listed on the New York Stock Exchange and reports and other information concerning the Company may be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, N.Y. 10005.

                                ADDITIONAL INFORMATION

    A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

    The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are by this reference incorporated in and made a part of this Prospectus:

    (1) The Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

    (3) The description of the Company's Common Stock set forth in the Company's Registration Statements on Form 8-A filed with the Commission on March 13, 1990 and July 23, 1996; and

    (4) The Company's Current Report on Form 8-K filed on or about January 9, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon a written or oral request to the Vice President and General Counsel of the Company, at the Company's principal executive offices at Three Lagoon Drive, Suite 400, Redwood City, CA 94065, telephone number (415) 591-6500.


                                          2.

                                     RISK FACTORS


    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF THE COMMON STOCK OFFERED HEREBY.

    FLUCTUATIONS IN FINANCIAL RESULTS AND STOCK PRICE.

    The Company's quarterly operating results, including revenues, gross margins, research and development expenses, selling, general and administrative expenses and net income, are subject to various risks and uncertainties, including risks and uncertainties relating to the composition, size and timing of orders from and shipments to major customers, variations in product mix and the mix between sales and leases, variations in product cost, infrastructure costs, obsolescence of inventory, local economic conditions, competitive pressures and other factors discussed in this section. Accordingly, the Company's operating results may vary materially from quarter to quarter.

    One of the most significant risks potentially affecting the Company's operating results is the fact that a substantial portion of the Company's net revenues in each quarter generally result from shipments during the latter part of the quarter. Because the Company establishes its operating expense level based on expected revenue, if anticipated shipments in any quarter do not occur as expected, net profits may be adversely affected. For those and other reasons, the Company may not learn of shortfalls in revenues, earnings or other financial results relative to the expectations of securities analysts until late in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's Common Stock. There can be no assurance that, in the event of a revenue, gross margin or other shortfall in a quarter, the Company will be able to control its expenses to meet its profitability objectives for the quarter.

    Other factors could adversely affect the Company's earnings and stock price. Such factors include announcements of technological innovations or new products (by the Company or its competitors) and changes in business conditions, which may subject the Company's earnings and stock price to significant volatility and, if adverse, could adversely affect the Company's earnings and stock price. In addition, in recent years, the stock market in general, and the market for technology stocks in particular, including the Company's Common Stock, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

    NEW MARKETS.

    The Company is entering new markets, including the Internet commerce market, the labor management software market and the consumer market. The Company does not expect that the net revenues or profits from these new markets will be material in the near term. At present, in addition to being relatively small, these new markets are undeveloped and rapidly changing. If the markets do not develop as expected by the Company, or the Company's strategies for these markets are unsuccessful, or the Company fails to successfully and timely develop and introduce products suitable for these markets, the Company may be adversely affected.

    The Company is currently developing a number of products for new markets including the vPOS, vGATE and vWALLET Internet commerce products, the VeriSmart system and the Personal ATM device. There is no assurance that these development efforts will be successful or that, if successfully developed, these products will achieve commercial success. Similarly, in connection with entering these new markets, the Company has entered into or expects to enter into relationships with a number of companies in these markets including Netscape, Microsoft, Oracle and others. These relationships may not develop as expected by the Company, and thus, the expected benefits from the relationships may not be obtained.

    ACQUISITIONS.

    The Company may acquire other businesses in the future. Acquisitions require significant financial and management resources both at the time of the transaction and during the process of integrating the newly acquired businesses into the Company's operations. The Company's operating results could be adversely affected if it is unable to successfully integrate such new companies into its operations. Future acquisitions by the Company could also result in substantial cash expenditures, potentially dilutive issuance of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company and its future operating results.

    NEW PRODUCTS; ENHANCEMENT OF EXISTING PRODUCTS.

    The Company's future results are dependent on its ability to successfully develop, manufacture and market products for customers worldwide. In this regard, the Company's future growth is very dependent on the Company's ability to successfully and timely enhance existing products, develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants in order to facilitate product


                                          3.

development and distribution, and certify its existing and new products with service providers, telephone companies and others. The failure to achieve these and other objectives could limit future growth and have an adverse effect on the Company and its future operating results. On a related note, the pressure to develop and enhance products, and to establish and expand markets, may cause the Company's research and development expenses and selling, general and administrative expenses to increase substantially, which could also have an adverse effect on the Company and its future operating results.

    INTERNATIONAL OPERATIONS.

    VeriFone's international operations, including sales and manufacturing, is an increasingly important contributor to the company's net revenues and profits. The majority of VeriFone's international sales are denominated in U.S. dollars, and an increase in the value of the U.S. dollar relative to foreign currencies could make products sold internationally less competitive. The operating expenses of VeriFone's overseas offices are also subject to the effects of fluctuations in foreign currency exchange rates. Although VeriFone engages in hedging transactions which may partially offset the effects of such fluctuations, financial exposure may nonetheless result, primarily due to the timing of transactions and movement of exchange rates.

    Additional risks inherent in VeriFone's international business activities include country-specific competition, unexpected changes in regulatory requirements, tariffs and other trade barriers, longer accounts receivable payment cycles, difficulties in international staffing, managing and integrating international operations, potentially adverse tax consequences, the burden of complying with a wide variety of foreign laws and political and economic instability. In addition, each country typically requires a separate process for certifying products on the country's telecommunications system, as well as on payment processing networks.

    VeriFone conducts manufacturing operations in Taiwan and in the People's Republic of China. Foreign manufacturing is subject to certain risks, including the imposition of tariffs, trade barriers, import and export controls, together with political developments and changes in governmental policies. The occurrence of any of these events could have a material adverse effect on the Company's business.

    SECURITY FEATURES.

    Most of the Company's products are used to process payment transactions, and thus the security features of the products are important. No security feature, whether or not an industry practice, is infallible. In the event of a significant breach of the security features in the Company's products, the Company and its future operating results could be adversely affected.

    AVAILABILITY AND COST OF PRODUCTION COMPONENTS.

    Most components used in the Company's products are purchased from outside sources. Certain components, principally mask-programmed micro-controllers, certain printer mechanisms, display devices and certain magnetic parts, are currently purchased from single suppliers. The failure of any such supplier to meet its commitment on schedule could result in manufacturing delays that could have a material adverse effect on the Company. If a sole source supplier were to go out of business or otherwise become unable to meet its supply commitments, the resultant delays could adversely affect the Company's business and financial results.

    PATENTS AND PROPRIETARY RIGHTS.

    The Company relies primarily upon its know-how, rather than patents, to develop and maintain its competitive position. The Company also relies on trademarks and copyrights to protect its intellectual property. There can be no assurance that others will not develop products or technology that are equivalent or superior to those of the Company, or that the patents, copyrights, trademarks, confidentiality agreements and internal safeguards upon which the Company relies will be adequate to protect its interests. The Company has from time to time received communications from third parties asserting that certain of the Company's products may be covered by such third parties' patents or other proprietary rights. There can be no assurance that litigation will not be pursued regarding these or other matters that may arise in the future or that any license that might be needed by VeriFone can be obtained on commercially reasonable terms, or at all, or that VeriFone may not be required to withdraw or redesign its products. In the event such litigation were to commence, or any license that might be needed by VeriFone is not available on commercially reasonable terms, the Company could be adversely affected.

    COMPETITION.

    VeriFone competes in its markets on the basis of product quality, features and price; the availability of application software programs; the number of network, host and telephone system certifications it obtains for its products and application programs; and customer support and responsiveness. However, certain competitors have significantly larger financial, technical, marketing and distribution resources than VeriFone, and there can be no assurance that VeriFone will remain competitive in the future. Improvements of current products and introductions of new products by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Increased competitive pressure could lead to intensified price based competition, which could materially adversely affect the Company's business and financial condition. Also, VeriFone often faces additional competitive factors in foreign countries, including preferences for national vendors, and difficulties in


                                          4.

obtaining necessary certifications and in meeting the requirements of government policies. Finally, VeriFone believes that it must continue to introduce products offering enhanced features and additional application software in order to remain competitive. There can be no assurance that VeriFone will be successful in this regard.

    GOVERNMENT REGULATION.

    Government regulatory policies affect charges and terms for both private-line and public network service. Therefore, changes in such policies which make it more costly to communicate on such networks could adversely affect the demand for transaction automation systems, increase the costs of development or increase the opportunity for additional competition. VeriFone must also obtain product certification on the applicable communications networks both in the U.S. and other countries. Any delays in obtaining necessary certifications with respect to future products could delay their introduction or result in their cancellation, which could have a material adverse effect on the Company. In addition, the Federal Communications Commission requires that VeriFone's products comply with certain rules and regulations governing their performance. Compliance with future regulations or changes in the interpretation of existing regulations could result in the need to modify products or systems which may involve substantial costs or delays in sales and could have a material adverse effect on the Company.

    EARTHQUAKE HAZARDS.

    The Company's manufacturing and distribution facilities, as well as a portion of the Company's research and development, sales and administrative functions, are located near major earthquake faults. In the event of a major earthquake, the Company and its future operating results could be adversely affected.

    ANTITAKEOVER PROVISIONS.

    The Company has adopted a number of provisions that could have antitakeover effects. The Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. The Company also has a "staggered" Board of Directors. These provisions, and other provisions of the Company's Certificate of Incorporation and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.


                                     THE COMPANY

    VeriFone designs, develops, manufactures, markets and supports transaction automation systems, including hardware and software, used by retail merchants, petroleum service station and convenience store operators, supermarkets and other mass merchandisers, health care providers, government benefits disbursers, consumers and others, to electronically automate the processing of a variety of payment, benefits and information transactions.

    VeriFone was originally incorporated in Hawaii in April 1981 and reincorporated in Delaware in August 1986. Unless otherwise indicted, "VeriFone" and the "Company" refer to VeriFone Inc., a Delaware corporation and its wholly-owned subsidiaries. VeriFone's principal executive offices are located at Three Lagoon Drive, Suite 400, Redwood City, California 94065. Its telephone number is (415) 591-6500.

                                   USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering.

                                   DIVIDEND POLICY

    VeriFone has never paid any cash dividends on its Common Stock. The Company presently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future.


                                          5.

                                 SELLING STOCKHOLDERS

    The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of them as of December 1, 1996 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. The Selling Stockholders may sell all, some or none of their Common Stock being offered.


                            SHARES BENEFICIALLY      NUMBER            SHARES BENEFICIALLY
                               OWNED PRIOR TO       OF SHARES              OWNED AFTER
                                 OFFERING(1)          BEING               OFFERING(1)(3)
                            -------------------                     -------------------------
        NAME               NUMBER      PERCENT(2)    OFFERED        NUMBER          PERCENT(2)
------------------------   -------     ----------   ----------      -------------------------
Robert P. Brooks (4).....    40,651        *          35,866            1,875           *

James D. Brown...........       146        *             146               --           *

Jeffery L. Brownell......       291        *             291               --           *

Charles D. Cagle.........       254        *             254               --           *

Marshall R. Coles, Jr (5).  188,435        *          74,982               --           *

Marshall R. Coles, Jr. as
Custodian for Daniel H.
Coles, a minor...........    12,824        *           6,412               --           *

Marshall R. Coles, Jr.
as Custodian for Taylor W.
Coles, a minor...........    12,824        *           6,412               --           *

Michael G. Coles..........   12,824        *           6,412               --           *

Mark A. Danner...........     1,636        *           1,636               --           *

Safwan A. Elchahal.......     4,837        *           4,837               --           *

Johnnie M. Engesser (6)..     7,376        *           5,820              376           *

Viki L. Oaks (7).........    40,651        *           2,910            1,875           *

Donna B. Sahlman.........     1,920        *           1,920               --           *

John T. Seely, Sr........     2,655        *           2,655               --           *

James W. Stevenson.......       472        *             472               --           *

Wendy E. Williams........       582        *             291               --           *


*   Less than one percent.

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 23,328,072 shares of Common Stock outstanding on January 20, 1997.

(3) Assumes the sale of all shares offered hereby and the sale of all shares offered under Registration Statement No. 333-2810 filed with the Securities and Exchange Commission on or about March 27, 1996.

(4) Consists of 2,910 shares held by Mr. Brooks' spouse, of which Mr. Brooks disclaims beneficial ownership, 35,866 shares held directly by Mr. Brooks and 1,875 shares subject to stock options held by Mr. Brooks exercisable within 60 days of the date of this table. See note 7.

(5) Includes 38,472 shares held by Mr. Coles' children, of which Mr. Coles disclaims beneficial ownership.

(6) Includes 376 shares subject to stock options held by Mr. Engesser exercisable within 60 days of the date of this table.

(7) Includes 37,741 shares held by Ms. Oaks' spouse, of which Ms. Oaks disclaims beneficial ownership, of which 35,866 shares are registered hereunder. See note 4.


                                          6.

                                  PLAN OF DISTRIBUTION

    The Company is registering the shares of Common Stock offered by the Selling Stockholders hereunder pursuant to contractual registration rights contained in the Agreement and Plan of Merger and Reorganization among VeriFone, VeriFone Acquisition Sub., Inc., Timecorp and certain shareholders of Timecorp, dated as of October 30, 1995 (the "Reorganization Agreement"). Sales may be made on the New York Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any persons who participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Act.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The Company has agreed in the Reorganization Agreement to register the shares of VeriFone Common Stock received by the Selling Stockholders pursuant to the Reorganization Agreement under applicable Federal and state securities laws under certain circumstances and at certain times. Pursuant to such agreement, the Company has filed a registration statement related to the shares offered hereby and has agreed to keep such registration statement effective until the earliest of (i) the second anniversary of the closing of the Timecorp Acquisition (November 21, 1997), (ii) the satisfaction of the holding period requirements under Rule 144, or (iii) the sale of all the securities registered thereunder. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $30,000. The Reorganization Agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

                                    LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.



                                       EXPERTS

    The consolidated financial statements and schedule of VeriFone, Inc. incorporated by reference in VeriFone's Annual Report (Form 10-K) at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                             ----------------------------


                                          7.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Incorporation of Certain
Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7


                           --------------------------------

                                    151,316 Shares



                                     Common Stock


                                    VERIFONE, INC.





                                ---------------------


                                      Prospectus



                                  ------------------




                                  January     , 1997

PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.


    Registration fee................................. $     1,556
    Legal fees and expenses..........................      15,000
    Accounting Fees and Expenses.....................      10,000
    Miscellaneous....................................       3,444
                                                           ------
         Total....................................... $    30,000
                                                           ------
                                                           ------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, VeriFone has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). VeriFone's Bylaws provide that VeriFone will indemnify its directors and may indemnify its officers to the fullest extent permitted by law. Under its Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also permit VeriFone to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

    In addition, VeriFone's Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to VeriFone and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to VeriFone, for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    VeriFone has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

    VeriFone maintains a policy providing directors and officers liability insurance which insures directors and officers of VeriFone in certain circumstances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

    5.1  Opinion of Cooley Godward LLP

    23.1 Consent of Ernst & Young LLP

    23.2 Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

    24.1 Power of Attorney (see page II-3).

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

                                      SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, County of San Mateo, State of California, on the 23rd day of January, 1997.

                                  VERIFONE, INC.



                                  By /s/Joseph M. Zaelit
                                     -------------------------------------
                                     Joseph M. Zaelit
                                     Senior Vice President, Finance and
                                     Administration
                                     and Chief Financial Officer



                                  POWER OF ATTORNEY


    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hatim A. Tyabji and Joseph M. Zaelit, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



    SIGNATURE                   TITLE                              DATE
    ---------                   -----                              ----


/s/Hatim A. Tyabji              Chief Executive Officer,      January 23, 1997
-------------------------       President, Chairman of the
  Hatim A. Tyabji               Board and Director
                                (Principal Executive
                                Officer)

/s/Joseph M. Zaelit             Vice President, Finance       January 23, 1997
-------------------------       and Administration and
  Joseph M. Zaelit              Chief Financial Officer
                                (Principal Financial
                                and Accounting Officer)


/s/Eldon Bullington             Vice President and            January 23, 1997
-------------------------       Corporate Controller
   Eldon Bullington             (Chief Accounting Officer)


/s/H.H. Haight IV               Director                      January 23, 1997
-------------------------
   H. H. Haight IV


/s/ J. Robert Harcharik         Director                      January 23, 1997
-------------------------
  J. Robert Harcharik


/s/Thomas E. Peterson           Director                      January 23, 1997
-------------------------


/s/John R. C. Porter            Director                      January 23, 1997
-------------------------
  John R. C. Porter


/s/A. Michael Spence            Director                      January 23, 1997
------------------------
  A. Michael Spence


/s/R. Elton White               Director                      January 23, 1997
-------------------------
  R. Elton White

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       EXHIBITS
                                          TO
                                       FORM S-3

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                   _______________

                                    VERIFONE, INC.
                                   _______________


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    EXHIBIT INDEX

Exhibit
Number                  Description
-------                 -----------
5.1                     Opinion of Cooley Godward LLP

23.1                    Consent of Ernst & Young LLP

23.2 Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1

24.1                    Power of Attorney (Reference is made to page II-3)